Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Center Bancorp, Inc.
Union, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-100884, No. 333-110710, No.333-157189, and No. 333-165787 and Form S-8 No. 333-37436, No. 333-37434, No. 333-116174, No. 333-125747, No. 333-148323 and No. 333-160111 of Center Bancorp, Inc. of our reports dated March 13, 2013, relating to the consolidated financial statements and the effectiveness of Center Bancorp, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ ParenteBeard LLC
Clark, New Jersey
March 13, 2013